Exhibit 99.1

Camden National Corporation Announces an 11.1% Increase in First Quarter 2008 Earnings Per Share Results

CAMDEN, Maine--(BUSINESS WIRE)--Camden National Corporation (NASDAQ: CAC; the "Company"), today announced first quarter 2008 earnings were $6.2 million, or $0.80 per diluted share, compared to $4.8 million or $0.72 per diluted share in the first quarter of 2007.

During the quarter, the Company completed its acquisition of Union Bankshares Company (“Union”), which had total assets of $547.4 million. The acquisition of Union expands the Company’s presence in Maine to Hancock and Washington Counties, where Union Trust Company, a subsidiary of Union, will maintain its brand identity as a division of Camden National Bank. Additionally, the Company completed the operational integration of Union on March 15, 2008. The financial results of Union are included in the Company’s quarterly results beginning on the January 3, 2008 acquisition date.

For the three months ended March 31, 2008, the returns on average equity and average assets were 14.83% and 1.09%, compared to 18.01% and 1.11%, respectively, for the three months ended March 31, 2007. The decline in these ratios primarily resulted from $38.8 million of goodwill created with the acquisition of Union. For the three months ended March 31, 2008, the return on average tangible equity (which excludes goodwill and other intangibles) was 20.50% compared to 18.87% for the three months ended March 31, 2007.

Net interest income for the first quarter of 2008 increased 37.9% to $17.2 million, compared to $12.4 million for same period of 2007. This increase in net interest income was primarily attributable to a $463.2 million or 27.8% increase in average earning assets resulting from the Union acquisition. In addition, the net interest margin increased 24 basis points to 3.31% for the first quarter 2008 as a result of the recent rate moves by the Federal Reserve and a positively sloped yield curve.

During the first quarter of 2008, the Company provided $500,000 to the allowance for loan and lease losses (“ALLL”) compared to $100,000 for the same quarter of 2007. The increase in the provision to the ALLL resulted from an increase in non-performing loans as a percentage of total loans to 1.02% at March 31, 2008, compared to 0.66% at March 31, 2007. Additionally, net charge-offs to average loans increased to 0.10% for the quarter ended March 31, 2008 compared to 0.01% for the quarter ended March 31, 2007. The ALLL was 1.12% of total loans outstanding at March 31, 2008, compared to 1.24% of loans outstanding on the same date in 2007.

Non-interest income of $4.4 million for the quarter ended March 31, 2008 was up 44.7% from the same quarter a year ago. This was primarily the result of an increase in income from fiduciary services resulting from a 34.3% increase in assets under administration at Acadia Trust, N.A., and an increase in service charges on deposits resulting from a 17.0% increase in deposits, both resulting primarily from the acquisition of Union. Additionally, the Company recorded an $180,000 gain on sale of investments from a restructuring of the investment portfolio acquired as part of the Union acquisition.

Non-interest expense for the first quarter of 2008 was $12.3 million, an increase of $3.7 million, or 43.2%, over the same quarter in the prior year. The results included approximately $500,000 of merger expenses, including systems integration costs, redundant operational compensation costs to support the integration which occurred late in the first quarter, and other integration related costs. The Company’s efficiency ratio for the quarter ended March 31, 2008 was 56.85%, compared to 55.31% for the first quarter of 2007.

At March 31, 2008, the Company’s total risk-based capital ratio of 11.69% and tier 1 capital ratio of 10.53% compared favorably to the minimum ratios of 10.0% and 6.0%, respectively, required by the Federal Reserve for a bank holding company to be considered “well capitalized.”

The Company reported earlier that the Board of Directors approved a dividend of $0.25 per share, payable on April 30, 2008 for shareholders of record on April 15, 2008. At the end of the first quarter of 2008, the price of Camden National Corporation stock closed at $33.64 per share, an increase of $5.25, or 18.5%, above the closing price of $28.39 at December 31, 2007.

Camden National Corporation, a 2006 Best Places to Work in Maine company headquartered in Camden, Maine, and listed on the NASDAQ® Global Select Market ("NASDAQ") under the symbol CAC, is the holding company for a family of two financial services companies, including Camden National Bank (CNB), a full-service community bank with a network of 37 banking offices serving coastal, western, central, and eastern Maine, and recipient of the Governor's Award for Business Excellence in 2002, and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland, Bangor, and Ellsworth. Acadia Financial Consultants is a division of CNB, offering full-service brokerage services.

This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations; changes in the size and nature of the Company's competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Income Statement Data (unaudited)

	Three Months Ended
	March 31,
(In thousands, except number of shares & per share data)	2008	2007
Interest income
Interest and fees on loans	$25,314	$21,499
Interest on securities and other investments	7,595	5,490
Total interest income	32,909	26,989
Interest expense
Interest on deposits	8,942	9,470
Interest on borrowings	6,804	5,077
Total interest expense	15,746	14,547
Net interest income	17,163	12,442
Provision for loan and lease losses	500	100
Net interest income after provision	16,663	12,342
Non-interest income
Service charges on deposit accounts	1,227	845
Other service charges and fees	639	427
Income from fiduciary services	1,677	1,199
Other income	860	573
Total non-interest income	4,403	3,044
Non-interest expenses
Salaries and employee benefits	6,652	4,646
Premises and fixed assets	1,941	1,232
Other expenses	3,668	2,687
Total non-interest expenses	12,261	8,565
Income before income taxes	8,805	6,821
Income taxes	2,611	2,039
Net income	$6,194	$4,782

Efficiency Ratio (1)	56.85%	55.31%

Per Share Data
Basic earnings per share	$0.81	$0.72
Diluted earnings per share	0.80	0.72
Cash dividends per share	$0.24	$0.24
Weighted average number of shares outstanding	7,692,726	6,621,407
Tangible book value per share (2)	$16.14	$16.20

(1) Computed by dividing non-interest expense by the sum of net interest income and non-interest income.
(2) Computed by dividing total shareholders’ equity less goodwill and core deposit intangible by the number of common shares outstanding.

Statement of Condition Data (unaudited)

	March 31,	March 31,	December 31,
(In thousands, except number of shares)	2008	2007	2007
Assets
Cash and due from banks	$35,765	$29,823	$28,790
Federal funds sold	-	55
Securities available for sale, at market value	551,529	401,674	423,108
Securities held to maturity	42,418	33,920	40,726
Loans held for sale	4,265	-	-
Loans, less allowance for loan losses of $16,979, $14,873 and $13,653
at March 31, 2008 and 2007 and December 31, 2007, respectively	1,496,914	1,185,384	1,131,986
Premises and equipment, net	27,277	18,977	19,650
Other real estate owned	554	-	400
Goodwill	42,758	3,991	3,991
Other assets	96,984	66,938	68,137
Total assets	$2,298,464	$1,740,762	$1,716,788

Liabilities
Deposits:
Demand	$172,417	$139,553	$141,858
NOW	210,400	123,637	132,331
Money market	324,612	283,451	298,677
Savings	132,095	90,217	85,931
Certificates of deposit	551,498	552,506	459,254
Total deposits	1,391,022	1,189,364	1,118,051
Borrowings from Federal Home Loan Bank	466,905	306,087	271,558
Other borrowed funds	195,368	80,806	142,492
Junior subordinated debentures	43,333	36,083	36,083
Note payable	208	-	10,000
Due to broker	1,875	-	-
Accrued interest and other liabilities	27,613	16,159	18,401
Total liabilities	2,126,324	1,628,499	1,596,585

Shareholders' Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 7,703,885, 6,624,636 and 6,513,573 shares on March 31, 2008 and 2007 and December 31, 2007, respectively

	2,802	2,478	2,522
Surplus	45,987	2,535	2,629
Retained earnings	119,195	109,385	114,289
Accumulated other comprehensive income (loss)
Net unrealized gains (losses) on securities available for sale, net of tax	4,516	(1,158)	1,516
Net unrealized losses on derivative instruments, marked to market, net of tax	-	(188)	-
Net unrealized losses on post-retirement plans, net of tax	(360)	(789)	(753)
Total accumulated other comprehensive income (loss)	4,156	(2,135)	763
Total shareholders' equity	172,140	112,263	120,203
Total liabilities and shareholders' equity	$2,298,464	$1,740,762	$1,716,788

Average Balance Sheet Data (unaudited)

	March 31,	March 31,	December 31,
(In thousands)	2008	2007	2007

Assets
Investments	$612,355	$452,772	$472,345
Loans	1,515,020	1,211,401	1,187,627
Cash and due from banks	37,804	30,264	29,357
Other assets	138,078	72,319	73,000
Allowance for loan losses	(17,796)	(15,038)	(14,393)
Total Assets	$2,285,461	$1,751,718	$1,747,936

Liabilities and Shareholders Equity
Demand deposits	$178,507	$139,635	$148,751
NOW accounts	189,181	102,193	106,920
Savings accounts	134,635	92,363	89,705
Money market accounts	366,341	310,784	311,171
Certificates of deposit	493,344	395,549	389,565
Brokered certificates of deposit	70,384	149,577	121,221
Junior subordinated debentures	43,331	36,083	36,083
Borrowings	614,532	402,876	418,894
Other liabilities	27,190	14,950	15,032
Shareholders equity	168,016	107,708	110,594
Total Liabilities and Shareholders Equity	$2,285,461	$1,751,718	$1,747,936

Interest-earning Assets and Interest-bearing Liabilities Yields Data (unaudited)

	For the Three Months Ended March 31,		For the Year Ended December 31,

	2008	2007	2007

Interest-earning Assets
Investments	5.20%	5.04%	5.08%
Loans	6.71%	7.24%	7.17%
Total Interest-earning Assets	6.28%	6.62%	6.57%

Interest-bearing Liabilities
NOW accounts	0.99%	0.35%	0.40%
Savings accounts	0.67%	0.34%	0.37%
Money market accounts	2.89%	4.59%	4.32%
Certificates of deposit	3.96%	4.43%	4.39%
Brokered certificates of deposit	4.46%	3.99%	4.22%
Junior subordinated debentures	6.98%	6.60%	6.60%
Borrowings	3.96%	4.52%	4.54%
Total Interest-bearing Liabilities	3.03%	3.62%	3.93%

Net Interest Rate Spread (fully-taxable equivalent)	3.25%	3.00%	2.64%

Net Interest Margin (fully-taxable equivalent)	3.31%	3.07%	3.09%

Asset Quality Data (unaudited)

	March 31,	March 31,	December 31,
(In thousands)	2008	2007	2007

Non-performing loans	15,551	7,865	10,631
Other real estate owned	554	-	400
Net charge-offs	1,543	160	1,380
Allowance for loan and lease losses	16,979	14,873	13,653

Allowance for loan and lease losses to total loans	1.12%	1.24%	1.19%
Non-performing loans to total loans	1.02%	0.66%	0.93%

Other Data (unaudited)

	For the Three Months Ended		For the Year Ended
	March 31,		December 31,
	2008	2007	2007

Tier 1 Leverage Capital Ratio	6.72%	7.88%	8.20%
Tier 1 Risk-based Capital Ratio	10.53%	11.97%	12.82%
Total Risk-based Capital Ratio	11.69%	13.22%	14.04%
Return on average equity	14.83%	18.01%	18.34%
Return on average tangible equity	20.50%	18.87%	19.14%
Return on average assets	1.09%	1.11%	1.16%

CONTACT:
Camden National Corporation
Suzanne Brightbill, 207-230-2120
Public Relations Officer
sbrightbill@camdennational.com